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                           INVESTOR CONTACT:                 Suzanne DuLong
                                                     CIENA Corporation
                                                     (888) 243-6223
                                                     email: ir@CIENA.com
                           PRESS CONTACT:            Denny Bilter
                                                     CIENA Corporation
                                                     (800) 921-1144
FOR IMMEDIATE RELEASE:
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                      CIENA ADOPTS STOCKHOLDER RIGHTS PLAN

 FILES FORM 8-K TO PROVIDE DETAILS OF PLAN; ALSO UPDATES DISCUSSION OF PIRELLI
                                 LITIGATION

LINTHICUM, MD - December 29, 1997 - CIENA Corporation (NASDAQ: CIEN) announced today that its Board of Directors has adopted a Stockholder Rights Plan. Details of the Plan are set forth in a Form 8-K filed today with the Securities and Exchange Commission (SEC). In an unrelated matter, the Company also indicated it was providing in the Form 8-K an update to its discussion of the Company's pending patent litigation with Pirelli SpA.

STOCKHOLDER RIGHTS PLAN

CIENA's Stockholder Rights Plan is designed to deter any potential coercive or unfair takeover tactics in the future that may attempt to deprive the Company and its stockholders of the opportunity to obtain the most attractive price for their shares. This plan was adopted by CIENA's Board of Directors following several months of evaluation and after consultation with its outside advisors, as part of a review of overall corporate governance issues appropriate to a newly public company.

The Rights Plan is similar to those adopted by more than 1,700 publicly-traded companies. Under the Plan, the Board has granted Rights to CIENA's stockholders at the rate of one Right for each share of Common Stock held of record as of the close of business on January 8, 1998. Under certain circumstances, the Rights become excercisable for shares of CIENA
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Common Stock, or shares of an acquiring entity's stock, having a value twice that of the exercise price of the Rights. At the time of adoption of the Rights Plan, the Rights are neither exercisable nor traded separately from the Common Stock. The Rights will become exercisable only if a person or group acquires 15% or more of the Company's Common Stock or announces a tender or exchange offer which would result in its ownership of 15% or more of the Company's Common Stock. Adoption of the Rights Plan is a pro-active move by the Company's Board of Directors, intended to protect the rights of CIENA's stockholders. The Plan was not undertaken in response to any acquisition proposal or anticipated action to acquire the Company.

                 Investors and interested parties are referred to the Company's Form 8-K filed with the SEC concurrently herewith for further details of the Company's adoption of the Stockholder Rights Plan.

UPDATE ON PENDING LITIGATION

In its Form 10-K filed with the SEC on December 10, 1997, CIENA detailed the status of its legal proceedings with Pirelli SpA (Pirelli) in a series of related patent litigation disputes which have been ongoing in three jurisdictions, including the U.S. District Court of Virginia and the U.S. District Court in Delaware.

It its Form 8-K filed today, the Company updates those discussions to reflect the effects of subsequent events including recent developments in the Virginia proceedings and receipt of a new complaint filed in Delaware, alleging willful infringement by the Company of two additional U.S. patents held by Pirelli.

The patent claims cited in the new Delaware complaint were known to and evaluated by the Company prior to the new complaint. The Company continues to believe that its MultiWave(R) systems do not infringe any valid claims of any patents held by Pirelli, and will continue to defend itself vigorously.

Because of the complex nature of this ongoing litigation, investors and interested parties are asked to refer to the Company's Form 8-K filed with the SEC concurrently herewith to gain understanding of these latest developments in the context of those which preceded.

                                     # # #

                 ABOUT CIENA

                 CIENA Corporation is a worldwide market leader of open architecture, dense wavelength division multiplexing (DWDM) systems for long-distance and local exchange carriers. CIENA's DWDM solutions include the multiwave(r) 1600 and MultiWave 4000 long-haul transport systems, WaveWatcher(R) network management software, the MultiWave Optical Add/Drop
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Multiplexer, the MultiWave Sentry enhanced long-distance transport system and the new MultiWave Firefly short-haul system.


                 CIENA's DWDM equipment expands the carrying capacity of fiber optic networks by up to 24 times by dividing the optical signal into several separate optical channels or wavelengths. An optical fiber without DWDM technology carries a single color of laser light, or a single wavelength, on which travels approximately 32,000 voice or data transmissions. CIENA's DWDM technology divides the single wavelength into multiple colors, or channels, thereby multiplying the capacity of the fiber by the number of channels and enabling service providers to expand bandwidth without the expensive process of adding more fibers.

                 Additional information about CIENA can be found on its World Wide Website: http://www.ciena.com.